EXHIBIT 10.3
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 26th day of June, 2006, by and among Christopher J. Racine, an individual who is a resident of the State of Washington (“Seller”), African-American Broadcasting of Bellevue, Inc., a Washington corporation (d/b/a African-American Broadcasting Co. of Bellevue, Inc. and African-American Broadcasting Company of Bellevue, Inc. ) (the “Company”), and Fisher Broadcasting Company, a Washington corporation (“Buyer”).
RECITALS:
     WHEREAS, Seller owns Ten Thousand (10,000) shares of common stock of the Company, with no par value (the “Stock”), constituting 100% of the shares of the Company’s issued and outstanding capital stock;
     WHEREAS, the Company is the owner and licensee of Television Station KWOG(TV), Bellevue, Washington (FCC Facility ID No. 4624) (the “Station”), and holds substantially all of the assets or rights used or useful in the operation of the Station;
     WHEREAS, Seller desires to convey to Buyer and Buyer desires to acquire from Seller all of the Stock, which acquisition shall be effected as follows, pursuant to the terms and subject to the conditions of this Agreement: (i) as of the date hereof, Seller will sell to Buyer, and Buyer will acquire from Seller, 25% of the Stock of the Company, and (ii) at the subsequent closing contemplated hereby, Seller will sell to Buyer, and Buyer will acquire from Seller all of the remaining issued and outstanding Stock of the Company;
     WHEREAS, contemporaneously with the execution of this Agreement, the Company and Buyer are entering into a Local Marketing Agreement for the Station (the “LMA”); and
     WHEREAS, the parties recognize that control of the Company may not be conveyed to Buyer without the prior consent of the Federal Communications Commission (the “FCC” or “Commission”).
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties, intending to be legally bound, agree as follows:
ARTICLE 1
SALE OF STOCK
     On the terms and subject to the conditions set forth in this Agreement, (a) on the date hereof, Seller shall, and does hereby, assign, transfer, convey and deliver to Buyer, and Buyer shall, and does hereby, acquire from Seller, all of the right, title and interest of Seller in and to Two Thousand Five Hundred (2,500) shares of the Stock (the “Initial Shares”), free and clear of Liens, except for Permitted Liens (as defined below), and (b) on the Closing Date (as defined in Article 3), Seller shall assign, transfer, convey and deliver to Buyer, and Buyer shall acquire from Seller, all of the right, title and interest of Seller in and to Seven Thousand Five Hundred

(7,500) shares of the Stock (the “Closing Shares”), constituting all of the remaining shares of the Stock, free and clear of Liens, except for Permitted Liens. As used herein, the term “Liens” means all liens, pledges, claims, orders, security interests, writs, judgments, possessory interests, options and encumbrances of any kind, and the term “Permitted Liens” means liens for taxes not yet due and payable.
ARTICLE 2
PURCHASE PRICE
2.1. Purchase Price. The aggregate purchase price to be paid by Buyer to Seller for the Stock shall be Sixteen Million Dollars ($16,000,000.00) (the “Purchase Price”), due and payable as set forth in Section 2.2.
2.2. Payment of Purchase Price.
     (a) Upon execution of this Agreement, in consideration for the Initial Shares, Buyer will pay to Seller the sum of Four Million Dollars ($4,000,000.00) by wire transfer of immediately available funds to an account specified by Seller.
     (b) At the Closing, in consideration for the Closing Shares Buyer will pay to Seller the sum of Twelve Million Dollars ($12,000,000.00) by wire transfer of immediately available funds to accounts specified by Seller.
2.3. Prorations and Adjustments. All revenues and expenses arising from the Company’s business shall be prorated between Seller and Buyer in accordance with the principle that, except as expressly otherwise set forth in this Agreement or the LMA, (a) Seller shall be entitled to the benefit of all revenues, and shall be responsible for all expenses, relating to the business and operations of the Company for the period ending at 11:59 p.m. on the day prior to the Closing Date, and (b) Buyer shall be entitled to the benefit of all revenues, and be responsible for all expenses, relating to the business and operations of the Company thereafter. The outstanding debts of the Company (if any) at Closing, associated with the Liens identified in Schedule 5.10 hereto (the “Closing Liens”) shall be discharged and paid at the Closing, and the funds transferred to Seller pursuant to Section 2.2(b) will be reduced by the Payoff Amount (if applicable) pursuant to Section 13.2(a). Except as otherwise provided herein, the prorations and adjustments contemplated by this Section, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days of the Closing Date. In the event of any disputes between the parties as to such prorations and adjustments, the amounts not in dispute shall nonetheless be paid at the time provided herein and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one half by Buyer and one half by Seller.
ARTICLE 3
CLOSING
3.1. Closing with respect to the Initial Shares. The consummation of the transaction contemplated in this Agreement with respect to the purchase and sale of the Initial Shares (the

“Initial Closing”) shall take place simultaneously with the execution and delivery of this Agreement. Subject to the delivery by Buyer of the payment contemplated in Section 2.2(a), Seller shall deliver to Buyer one or more certificates representing the Initial Shares accompanied by stock powers endorsed in blank, sufficient to convey and transfer to Buyer title to the Initial Shares (the “Initial Stock Certificate”), and the Company shall, and Seller shall cause the Company, to record such transfer to Buyer of the Initial Shares in its books and records. The Initial Closing shall be conducted by exchange of executed documents by facsimile or other electronic delivery with originals to be delivered by overnight courier service, or at such place as the parties hereto may agree.
     (a) The obligations of Buyer to consummate the transactions contemplated by this Agreement for the Initial Closing are subject to the satisfaction or waiver by Buyer of the condition that all representations and warranties of Seller made in this Agreement or in any exhibit, schedule or document delivered pursuant hereto (a) if qualified by materiality, shall be true and complete in all respects and (b) if not so qualified, shall be true and complete in all material respects, as of the date hereof.
     (b) Subject to the delivery by Buyer of the payment contemplated in Section 2.2(a), as of the date hereof, together with the Initial Stock Certificate, Seller shall deliver to Buyer the following:
          (i) a copy of the articles of incorporation of the Company, certified as of a date no earlier than five (5) days prior to the Initial Closing;
          (ii) a certificate of the Secretary of the Company, dated as of the date hereof, certifying a copy of the bylaws of the Company in effect as of such date;
          (iii) a certificate, dated as of the date hereof, executed by Seller, certifying that the conditions set forth in Section 3.1(a) have been fulfilled;
          (iv) an opinion of corporate counsel to the Company in a form reasonably agreeable to Buyer, in the form set forth in Exhibit A attached hereto; and
          (v) a certificate of the Secretary of the State of Washington as of a date no earlier than five (5) days prior to the date hereof regarding the due incorporation and good standing of the Company.
3.2. Closing with respect to the Closing Shares. The consummation of the transactions contemplated in this Agreement with respect to the purchase and sale of the Closing Shares (the “Closing”) shall occur within five (5) business days after (a) the FCC Consent (as defined in Section 4.1) to the transfer of control of the Station Licenses, and (b) all other terms and conditions as set forth in Articles 10 and 11 have been satisfied (the “Closing Date”). Notwithstanding the foregoing, should a petition to deny or other protest be filed against the FCC Application (as defined in Section 4.2) on or before the Closing Date, Buyer may elect to postpone the Closing until five (5) business days after the FCC Consent has become a Final Order, provided, however, that in the event that Buyer elects to exercise the right under the provisions of this sentence prior to September 28, 2006, Buyer may not delay the Closing Date past September 28, 2006. For purposes of this Agreement, a “Final Order” shall mean action by the FCC granting the FCC Application that is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which no timely request for stay, petition for rehearing or reconsideration, application for review or appeal is pending, and as to which the time for filing any such request, petition, application or appeal, or for reconsideration by the FCC on its own motion, has expired. The Closing shall be conducted by exchange of executed documents by facsimile or other electronic delivery with originals to be delivered by overnight courier service, or at such place as the parties hereto may agree. In the event that the Closing shall occur prior to the date on which the FCC Consent has become a Final Order and the FCC Consent subsequently is reversed or otherwise set aside, the parties shall take those steps necessary to unwind the transaction and place the parties, to the extent possible, in the position in which they were situated prior to the Closing.
ARTICLE 4
GOVERNMENTAL CONSENTS
4.1. Consents. The occurrence of the Closing is subject to and conditioned upon prior FCC consent (the “FCC Consent”) to the transfer of control of the Station Licenses to Buyer.
4.2. FCC. Within five (5) business days following the date of execution of this Agreement, Seller and Buyer shall file an application with the FCC (the “FCC Application”) requesting the FCC Consent. Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their best efforts to obtain the FCC Consent as soon as possible.
4.3. General. Seller and Buyer shall notify each other of all documents filed with or received from any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Seller and Buyer shall furnish each other with information and assistance as the other may reasonably request in connection with its preparation of any governmental filing hereunder.
4.4. License Renewal. Seller and the Company each acknowledges that the Station’s license renewal application is due to be filed with the FCC on or before October 2, 2006. If such renewal application is due prior to Closing Date and if not previously filed, the Company shall, and Seller shall cause the Company to, timely file the FCC license renewal application for the Station and thereafter prosecute such application with commercially reasonable diligence. If necessary to expedite grant of the renewal application, the Company agrees to, and Seller agrees to cause the Company to, enter into a standard “tolling agreement” with the FCC. The parties acknowledge that under current FCC policy, either the FCC will not grant a transfer of control application while a renewal application is pending, or the FCC will grant a transfer of control application with a renewal condition. If grant of the FCC Application is subject to a renewal condition, then the term “FCC Consent” shall mean FCC grant of the FCC Application and satisfaction in full of all such renewal conditions.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY
     Each of Seller and the Company, jointly and severally, hereby make the following representations and warranties to Buyer:

5.1. Organization, Authority and Binding Agreements. The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Washington. The Company has all requisite corporate power and authority to own, lease, operate or otherwise hold the assets owned, leased or otherwise held by it and to carry on its business and operations, including the business and operations of the Station (the “Station Business”) as now being conducted. The Company has full legal right and capacity to execute, deliver and perform the documents contemplated hereby to which the Company is a party according to their respective terms and such documents contemplated hereby shall be duly executed and delivered by the Company and shall constitute legal, valid and binding agreements of the Company enforceable in accordance with their terms, except to the extent that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditor’s rights generally and (b) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
5.2. Absence of Conflicting Agreements or Required Consents. Except for the FCC Consent contemplated in this Agreement, the execution and delivery of this Agreement shall not: (a) violate, conflict with or result in any breach or default of any provision of the organizational documents of the Company, (b) violate any applicable statute, ordinance, law, judgment, settlement, order, injunction, decree, rule, regulation or ruling of any court administrative agency or commission or other governmental entity or instrumentality (a “Governmental Entity”) applicable to Seller or the Company; or (c) either alone or with the giving of notice or the passage of time, violate the terms, conditions or provisions of, or constitute a default or breach under, any agreement, commitment, instrument, license or permit to which Seller or the Company is now subject.
5.3. Capitalization. The Stock constitutes the entire authorized capital stock of the Company. No other shares of stock of the Company are issued or outstanding. The Stock has been duly authorized and is validly issued, fully paid and non-assessable. Seller owns and holds all legal and beneficial right, title and interest in and to the Stock, free and clear of all Liens, except Permitted Liens, and the authorization of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Company or the Stock. No shares of the capital stock of the Company are held in the treasury of the Company. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance, redemption, or sale of any shares of Stock of the Company, nor are there any other rights to acquire shares of the capital stock of the Company or securities of any kind convertible or exchangeable into or for any capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company. There are no stockholder agreements, voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any of the Stock. The Company has no subsidiaries and holds no capital stock or securities in any other person; the Company is not a member of any limited liability company or partner in any partnership. The Company is not a participant in any joint venture or similar arrangement. The Company does not own directly or indirectly, any capital stock or other equity or ownership interest in any corporation, partnership, limited liability company or other entity. Seller is the sole director and holds each office of the Company.

5.4. Compliance with Applicable Laws; FCC Matters.
     (a) Except as permitted or contemplated in this Agreement, the Station Business, including the operation of the Station is being conducted in material compliance with all licenses, permits and other authorizations issued to the Company by the FCC with respect to the Station (the “Station Licenses”) and with each law, ordinance, regulation, judgment, decree, injunction, rule or order (“Laws”) applicable to the Company or the Station Business. No investigation or review by any Governmental Entity with respect to the Company or the Station is pending or, to Seller’s or the Company’s knowledge, threatened. When used throughout this Agreement, the term “knowledge” when applied to the Company shall mean the actual knowledge of Racine, and the Company shall be deemed to have “knowledge” of the contents of any written communication actually received by the Company at the Station’s studio in Seattle or office in Honolulu. Without limiting the generality of the foregoing and with respect to the Station and the Station Business, the operations of the Station comply in all material respects with the Communications Act of 1934, as amended (the “Communications Act”), and all rules, regulations and written policies of the FCC thereunder (collectively, with the Communications Act, the “Communications Laws”).
     (b) Except as disclosed in Schedule 5.4(b) attached hereto, the Company has duly filed, or caused to be filed, with the appropriate Governmental Entities all applications, reports, statements, fees, documents, registrations, filings or submissions with respect to the business or operations of the Station and the ownership thereof, including applications for renewal of authority required to be filed by applicable Law. Attached hereto as Schedule 5.4(b) is a true and complete list all of the Station Licenses, and includes a true and complete list as of the date of this Agreement of all main station, translator, microwave, low power television and transmitting earth station licenses (if any) and the date on which each expires. The FCC Licenses listed on Schedule 5.4(b) constitute all of the licenses and authorizations required under the Communications Laws for, or used in, the Station Business as currently conducted. Each Station License is in full force and effect, and the Company is the sole and authorized legal holder thereof. The Station is operating in all material respects in accordance with the terms of the Station Licenses.
     (c) Except as disclosed in Schedule 5.4(c), there is no action by or before the FCC pending or, to the knowledge of Seller or the Company, threatened to revoke, suspend, cancel, rescind or terminate any of the FCC Licenses (except for those affecting the broadcast industry generally), and there is not now issued or outstanding or pending or overtly threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, notice of forfeiture or materially adverse order, or material complaint, investigation or other proceeding (except for those affecting the broadcast industry generally) against the Seller, the Company, the Station or the Station Licenses. Neither Seller nor the Company is aware of any reason why the Station Licenses will not be renewed by the FCC, on the timely filing of a renewal application and payment of the applicable fee, in the ordinary course without the imposition of any fine or other sanction.
     (d) Except as set forth on Schedule 5.4(d), the Company has timely made must-carry elections on behalf of the Station with respect to each cable and satellite multichannel video program distributor (“MVPD”) serving the DMA in which the Station is located, and its signal is currently carried by each such MVPD pursuant to such election.
5.5. Litigation. There is no claim, action, suit, litigation, inquiry, judicial, tax or administrative proceeding, or arbitration in progress or pending or, to the knowledge of Seller or the Company, threatened against, involving or arising in connection with the Company, or against Seller or the Station. No complaint was filed during the present FCC license term of the Station before any Governmental Entity that alleges unlawful discrimination in the employment practices of the Company with respect to the Station. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding.
5.6. Insurance. Schedule 5.6 is a true and complete list of all insurance policies of the Company. All policies of insurance listed in Schedule 5.6 are in full force and effect as of the date of this Agreement. The Company maintains sufficient insurance or other arrangements with respect to the Station such that the Station assets can be replaced in the event of damage or destruction. No event or claim has occurred, including the failure by the Company to give any notice or information, or the delivery of any inaccurate or erroneous notice or information, or any reservation of rights, which limits or impairs, or could limit or impair, the rights of the insured parties under any such insurance policies.
5.7. Real Property Leases. Schedule 5.7(i) identifies and describes all real property interests (the “Real Property”), used in or held for use in connection with the business of the Company, including the Station Business. The Company does not own, nor has agreed or has an option, to acquire any Real Property. The Company has a valid leasehold or license interest in all of the Real Property and Schedule 5.7(ii) includes complete copies of all leases or licenses for Real Property, including the Company’s leases for the Station’s studio and transmitter/antenna site (collectively, the “Real Property Leases”), including all amendments thereto. The Company is the sole owner and holder of all of the leasehold or license interests and estates purported to be granted by such Real Property Leases. To Seller’s or the Company’s knowledge, the Real Property Leases are in full force and effect and are binding and enforceable in accordance with their terms. The Company has timely performed its obligations under the Real Property Leases. There is no default or claim of default or breach against the Company or, to Seller’s or the Company’s knowledge, against any other party to the Real Property Leases, or any event or circumstance that, with the passage of time or the giving of notice or both, would result in (i) a default by the Company or (ii) to Seller’s or the Company’s knowledge, a default by any other party to the Real Property Leases. No notice of termination, foreclosure, eviction, or possession has been received by the Company with respect to the Real Property Leases. To Seller’s or the Company’s knowledge, there are no eminent domain proceedings pending or threatened with respect to the real property upon which the studio, tower and transmitter building are located. The Real Property and all appurtenances and improvements thereto or thereon, as used, constructed or maintained by the Company at any time, conform to applicable Laws (including all building, fire, health and environmental Laws) and no notices of violation of any such Laws have been received by the Company from any Governmental Entity with respect to any Real Property. The Real Property (including the improvements thereon) (y) is in good operating condition and repair (ordinary wear and tear excepted) and no condition exists which could reasonably be expected to interfere with the customary use and operation thereof and (z) is available for immediate use in the conduct of the Station Business. The Company does not lease to any third party any Real Property and there are no subtenants with respect to any of the Real Property. To Seller’s or the Company’s knowledge, no financing statements have been filed by any party with respect to the Real Property Leases.
5.8. Tangible Personal Property. Attached hereto as Schedule 5.8(i) is a true and complete list of all equipment, antennas, transmitters and other tangible personal property of every kind and description owned, leased or licensed by the Company, which is used or held for use in the operation of the Station (the “Tangible Personal Property”). The Company owns and possesses good and marketable title to all Tangible Personal Property and none of such Tangible Personal Property is subject to any Liens, other than Permitted Liens and the Liens identified in Schedule 5.10 below. The Tangible Personal Property is in good working condition, with reasonable wear and tear for its age. To Seller’s or the Company’s knowledge, no financing statements have been filed by any party with respect to the tangible personal property of the Company, except as set forth in Schedule 5.8(ii).
5.9. Contractual and Other Obligations. Attached hereto as Schedule 5.9 is a true and complete list of all those contracts, agreements and leases, licenses, whether written or oral to which the Company is a party (the “Material Station Contracts”), except for (i) orders for the purchase of supplies, and (ii) routine maintenance contracts, in each case entered into in the ordinary course of business, having an unexpired term of less than three (3) months and involving aggregate remaining payments of less than One Thousand Dollars ($1,000) ((i) and (ii), the “Ordinary Course Contracts”). All of the Ordinary Course Contracts, in the aggregate, do not involve payment of more than Five Thousand Dollars ($5,000). Neither the Company nor, to the knowledge of Seller or the Company, any other party thereto is in material default in the performance of any covenant or condition under any Material Station Contract or Ordinary Course Contract (collectively, the “Contracts”). No claim of such a default has been made and, to the knowledge of Seller or the Company, no event has occurred that, with the giving of notice or the lapse of time, would constitute such a default under any covenant or condition under any Material Station Contract. All of the Material Station Contracts are, and on the Closing Date, will be, in full force and effect, constituting valid and binding obligations of the parties thereto and enforceable in accordance with their respective terms. Schedule 5.9 identifies each Material Station Contract containing a “change of control” provision or otherwise requiring the consent of a third party with respect to the such Material Station Contract upon the consummation of the transactions contemplated for the Closing.
5.10. Liens and Encumbrances. Except as set forth in Schedule 5.10, all of the Company’s assets and the Stock, are free and clear of all Liens, other than Permitted Liens. The outstanding debts of the Company (if any) on the Closing Date, associated with the Closing Liens shall be paid at the Closing, and such Closing Liens shall be terminated on and as of the Closing Date, whether pursuant to Section 13.2(a) or otherwise.
5.11. Environmental Matters.
     (a) To Seller’s or the Company’s knowledge, the Company, in its operation and conduct of the Station Business, including the conduct of its activities with respect to the Real Property, has complied in all material respects with all applicable federal, state and local statutes, codes, rules, ordinances or regulations as well as common law decisions relating to the environment, natural resources and public or employee health and safety (collectively, the “Environmental Laws”). The Company has obtained all environmental, health and safety permits necessary for the operation and the conduct of the Station Business (if any), all such permits are in full force and effect, and, to Seller’s or the Company’s knowledge, the Company is in compliance with the terms and conditions of all such permits. There are no outstanding Liens on the Company’s interest in the Real Property under any Environmental Laws.
     (b) No judicial or administrative proceedings are pending or, to Seller’s or the Company’s knowledge, threatened against the Company in connection with the Company or the Station Business alleging the violation of or seeking to impose liability on the Company or otherwise involving the Real Property or the operations conducted on or in the Real Property, pursuant to any Environmental Law. No notice or claim from any Governmental Entity or other person has been received by the Company claiming any violation of or alleging any liability under any Environmental Laws in connection with the Real Property Leases or the Station.
     (c) To Seller’s or the Company’s knowledge, substances, materials or waste that are regulated by federal, state or local government under the Environmental Laws as hazardous, toxic or a pollutant or contaminant, as well as any petroleum or petroleum derived product, used or generated by the Company in connection with the Station (collectively, the “Hazardous Substances”), have not been stored, used, treated, and disposed of by the Company or on its behalf in such manner as to result in any material Environmental Costs or Liabilities. The term “Environmental Costs and Liabilities” means any losses, including environmental remediation costs, clean up funds, liabilities, obligations, damages, fines, penalties or judgments arising from or under any Environmental Law or order of or agreement with any Governmental Entity or other person. To Seller’s or the Company’s knowledge, no asbestos-containing material is present on or in the Real Property, and to Seller’s or the Company’s knowledge, the Real Property and all operations conducted by the Company thereon or therein are in compliance with all federal and state regulations relating to asbestos. To Seller’s or the Company’s knowledge, the Real Property is in compliance with all Environmental Laws and there has been no release (nor is there any substantial threat of a release) of any Hazardous Substance at or from the Real Property in amounts or concentrations requiring remediation under current Environmental Laws. To Seller’s or the Company’s knowledge, there are no Hazardous Substances present on or in the Real Property except for ordinary quantities of properly stored Hazardous Substances found in consumer or commercial products that are used in the normal course of operations of the Company, including grounds and building operation and maintenance. To Seller’s or the Company’s knowledge, there are no underground storage tanks, or underground piping associated with such tanks, used for the management of Hazardous Substances on the Real Property and, to Seller’s or the Company’s knowledge, there are no abandoned underground storage tanks at the Real Property which have not been either abandoned in place or removed (to the extent required by Environmental Laws in effect at the time such storage tanks, if any, were abandoned or removed), pursuant to notice to or authorization from the applicable Governmental Entity.
5.12. Taxes.
     (a) All Tax Returns (as defined below) that are required to be filed on or before the execution of this Agreement on or behalf of the Company have been filed, and the Company will file or will cause to be filed all Tax Returns required to be filed by the Company as of the Closing Date and with respect to any taxable period prior to or which includes the Closing Date. All such Tax Returns are (or will be) complete and accurate in all material respects. All Taxes which are due with respect to the Company have been paid by the Company. The provision made for taxes on the Financial Statements is sufficient for the payment of all Taxes for which the Company may be liable as of the Closing Date and for all years and periods prior thereto. The Company has not requested any extension of time within which to file or send any Tax Return (and no such request has been made on behalf of the Company), which Tax Return has not since been filed or sent within the proper time period. The Company has maintained all required records relating to Taxes with respect to the Company and the Station Business.
     (b) No claim, judgment, Lien, settlement, writ, or order for assessment or collection of Taxes is pending against the Company, and no asset of the Company and none of the Stock is subject to any Lien for due Taxes. The Company is not party to any pending audit, action, suit, claim, litigation, proceeding or investigation by any Governmental Entity for the assessment or collection of Taxes, nor does Seller have knowledge of any such threatened audit, suit, claim, litigation, action, proceeding or investigation. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return filed by or on behalf of the Company. All amounts required to have been withheld or collected by the Company for all periods prior to the Closing Date in compliance with the withholding or collection provisions of all applicable Tax jurisdictions have been timely paid by the Company to the proper governmental authorities or properly deposited or are provided for in the Financial Statements to the extent not required to be paid or deposited prior to the Closing Date.
     (c) For purposes of this Agreement, the terms “Tax” and “Taxes” shall mean all federal, state, local, or foreign income, payroll, Medicare, Medicaid, withholding, unemployment insurance, social security, Federal Insurance Contribution Act, sales, use, service, excise, franchise, gross receipts, value added, alternative or add on minimum, occupation, real and personal property, stamp, duty, document, transfer, workers’ compensation, or other tax, levy or assessment of the same or of a similar nature, including any interest, penalty, or addition thereto, whether disputed or not. The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.
     (d) The Company has never (i) filed any consent or agreement under Section 341(f) of the Code, (ii) entered into a closing agreement with any tax authority affecting any period after the Closing Date, (iii) made any payments, or been a party to an agreement (including this Agreement) that could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (iv) been party to a tax allocation or tax sharing agreement affecting any period after the date of this Agreement.
5.13. Financial Statements and Conditions. Set forth on or attached to Schedule 5.13 are the following financial statements (the “Financial Statements”) in respect of the Station: (a) the balance sheets as of the end of the fiscal years ended December 31, 2003, 2004 and 2005, and the related profit and loss statements, on an accrual basis, for the respective fiscal years then ended, and (b) the balance sheet as of June 10, 2006 and the related statement profit and loss statement, on an accrual basis, for the period from January 1, 2006 through June 10, 2006. The

Financial Statements present fairly the financial condition of the Company at the respective dates thereof and the results of operations of the Station Business for the periods then ended, and are true and complete in all material respects. There are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required by standard broadcast industry accounting practices to be reflected in financial statements other than (y) liabilities disclosed or provided for in the Financial Statements and (z) liabilities incurred in the ordinary course of business consistent with past practice since June 10, 2006 (the “Financial Statements Date”) that are not material to the Company and, to Seller’s or the Company’s knowledge, there is no circumstance currently existing that could reasonably be expected to result in any such liability or obligation. Together with the Financial Statements, accurate and complete copies of the books and records of the Company for the period beginning January 1, 2001, and ending on the date hereof will be made available to Buyer upon reasonable notice.
5.14. Absence of Certain Changes or Events. Except as set forth in Schedule 5.14, since the Financial Statements Date, Seller has operated the Station in the ordinary course of business consistent with past practice, and there has not been in connection with or related to the Station:
     (a) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company, other than current obligations and liabilities incurred in the ordinary course of business and consistent with past practice;
     (b) any payment, discharge or satisfaction of any claim or obligation of the Company, except in the ordinary course of business and consistent with past practice;
     (c) any sale, assignment or other disposition of any tangible asset of the Company (except for obsolete equipment disposed of in the ordinary course of business consistent with past practice) or any sale, assignment, license, transfer or other disposition of any Intellectual Property Rights (as hereinafter defined) or any other intangible assets;
     (d) except in the ordinary course of business, any amendment, modification or termination of any Material Station Contract;
     (e) any creation of any material claim or Lien (other than Permitted Liens) on any property of the Company;
     (f) any material write-down of the value of any asset of the Company or any material write-off as uncollectible of any account receivable or any portion thereof;
     (g) any acceleration in the collection of accounts receivable of the Company;
     (h) any adverse change in cable carriage or channel position on which the Station is carried (on any cable system with more than 1,000 subscribers);
     (i) any notice from any of the Station’s sponsors as to any of such sponsor’s intention not to conduct business with the Station, the result of which loss or potential loss of business, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

     (j) any period of four (4) or more consecutive days during which the Station was off the air for any reason or a period of fifteen (15) or more days during which the Station operated at substantially reduced power;
     (k) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to Seller;
     (l) any capital expenditure or commitment or addition to property, plant or equipment of the Company, individually or in the aggregate, in excess of Five Thousand Dollars ($5,000);
     (m) any increase in the compensation of any employee, officer, shareholder, director, consultant or agent of the Company, including any increase pursuant to any bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment;
     (n) any material damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of the Company;
     (o) any cancellation, delinquency or loss of any permit, approval, franchise, concession, license or other governmental authorization;
     (p) any institution of, settlement of or agreement to settle any litigation, arbitration, action or proceeding;
     (q) any change in the accounting methods or accounting practices followed by the Company or any change in depreciation or amortization policies or rates;
     (r) any Material Adverse Effect (which, for purposes of this Agreement, means (i) any effect that is materially adverse to the business, assets, operations, condition (financial or otherwise), prospects, or results of operations of the Company and the Station Business taken as a whole, but excluding from this clause (i) any such effect resulting from or arising in connection with (A) changes or conditions generally affecting the broadcast television industry (except in the case of this clause (A) if the impact on the Station Business is materially disproportionate to the impact on broadcast television) or (B) changes in United States general economic, regulatory or political conditions, (ii) any effect with respect to the Station Business that materially impacts, materially delays or prevents the consummation of the transactions contemplated hereby, including the grant of the FCC Consent, (iii) an effect that creates a material limitation on the ability of the Buyer to conduct the Station Business as conducted immediately prior to the Initial Closing or Closing, as applicable, or (iv) an effect that creates a limitation in the ability of Buyer to acquire valid and marketable title to the Stock free and clear of all Liens (other than Permitted Liens)).
     (s) any agreement or action not otherwise referred to in items (a) through (r) above entered into or taken that is material to the Station Business; or
     (t) any agreement or commitment, whether in writing or otherwise, to take any of the actions specified in the foregoing items (a) through (s).

5.15. Assets of the Business. The assets owned, leased or licensed by the Company and reflected in the Financial Statements constitute all of the assets used or held for use by the Company (other than such items as can be readily purchased or licensed at retail and the purchase, lease or license of which would not, in the aggregate, have a material effect) and such assets are adequate to carry on the Station Business as it is presently conducted.
5.16. Employee Benefits.
     (a) Neither the Company, nor any person who would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Internal Revenue Code (“Code”) (an “ERISA Affiliate”), maintains or contributes to or has any obligation to contribute to, any employment, consulting or deferred compensation agreement, or an executive compensation, bonus, pension, profit sharing, savings, retirement, stock option or other equity based compensation, severance pay, life, medical, dental, death benefit, disability or accident insurance plan or any other “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (individually, a “Seller Plan”, and collectively, the “Seller Plans”).
     (b) Neither the Company nor any ERISA Affiliate maintains or contributes to, nor has ever had any obligation to maintain or contribute to, any Seller Plan that is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of the Code or ERISA, (iv) any “employee benefit plan” (as defined in Section 3(3) of ERISA) which provides welfare benefits to or in respect of former employees, except as may be required pursuant to Section 4980B of the Code and Section 601, et seq. of ERISA (“COBRA”) and the cost of which are fully paid by such former employees.
     (c) The consummation of the transactions contemplated by this Agreement will not (i) accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee, (ii) reasonably be expected to result in any “excess parachute payment” under Section 280G of the Code, (iii) result in any liability to any present or former employee, including as a result of the Worker Adjustment Retraining and Notification Act or any similar state Law, or (iv) entitle any employee or former employee to severance pay, unemployment compensation or similar payment.
     (d) The Company has not announced any plan or legally binding commitment to create a Seller Plan.
5.17. Employment and Labor Matters.
     (a) The Company is not a party to any contract with any labor organization with respect to employees of the Station, the Company has not agreed to recognize any union or other collective bargaining unit with respect to employees of the Station, nor has any union or other collective bargaining unit been certified as representing any of the Station employees.
     (b) The Company has not violated any provision of federal or state Law or any governmental rule or regulation, or any order, decree, judgment arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.
     (c) Schedule 5.17 sets forth a true and correct list of the employees of the Company, as of the date hereof, together with each such individual’s title, annual compensation, and date employment commenced with the Company. Except (i) for oral employment contracts terminable at will, or (ii) as described in Schedule 5.17, the Company has no written or oral contracts of employment with any employee. Seller has made available to Buyer copies of all employee handbooks and employee rules and regulations, if any.
5.18. Broker, Commission or Finder’s Fees. Neither Seller nor any entity acting on behalf of Seller has agreed to pay a broker’s commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto.
5.19. No other Representations or Warranties by Company. Buyer agrees that, except for the representations and warranties (including the schedules with respect thereto) made by the Company and set forth in this Article 5, neither the Company nor any representative of the Company has made and shall not be construed as having made to the Buyer or to any representative of Buyer, and neither Buyer nor any representative of Buyer has relied upon, any other representation or warranty of any kind.
5.20. LMA. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be deemed to have breached any of his representations or warranties (nor have any indemnification obligation or any other liability to Buyer under such representations and warranties) to the extent that the breach or inaccuracy of such representations or warranties is caused by any act or omission of the Buyer or any of its agents in connection with performance under LMA, or the failure of Buyer to perform or discharge any of its obligations under the terms of the LMA.
5.21. Intellectual Property. The Company holds the necessary Intellectual Property Rights in and to all material copyrights, trademarks, trade names, service marks, licenses, patents, permits and other similar intangible property rights and interests used or useful in the conduct of the Company’s business, as conducted immediately prior to the Closing Date, all of which rights and interests are licensed or franchised to or owned by the Company and, if so licensed or franchised, are valid and uncontested other than the absence of such rights as would not have a material adverse affect. The Company has received no notice of any and, to the knowledge of Seller or the Company, there is no infringement or unlawful use of such intellectual property. The term “Intellectual Property Right” means all intellectual and industrial property rights and other proprietary rights, including rights to, arising out of, or based upon (i) inventions and patents for inventions, including re-issue thereof and continuation and continuations in part, (ii) copyrights, (iii) designs and industrial designs, (iv) trade marks and any word, symbol, icon, logo or other indicia of origin adopted or used in connection with any product or service, (v) trade secrets and confidential information, (vi) any other intangible expression of a kind which is recognized in law or equity as having the attributes of property and is protected in law or equity from unauthorized appropriation or exploitation.

5.22. [Intentionally blank.]
5.23. Permits and Licenses. Schedule 5.23 sets forth all material licenses, permits, construction permits, approvals, concessions, franchises, certificates, consents, qualifications, registrations, privileges and other authorizations and other rights, other than the Station Licenses, from any Governmental Entity reasonably necessary to conduct the Station Business as presently conducted (the “Permits”). The Company is the sole holder or solely holds rights to all of the Permits. The Station Business has been conducted in all material respects in accordance with all Permits.
5.24. Bank Accounts. Schedule 5.24 contains a true and complete list of all bank accounts of the Company with a list of each person with signature authority over the funds in each such account.
5.25. Corporate Records. All material corporate actions taken by the Company since its inception have been duly and validly authorized by all necessary corporate action.
5.26. Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company are pending or, to Seller’s or the Company’s knowledge, threatened, and the Company has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.
5.27. Business of the Company. The Station Business consists solely of, and is limited to, the business and operation of the Station and matters incidental thereto.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER INDIVIDUALLY
     Seller hereby makes the following representations and warranties for himself:
6.1. Binding Agreement. Seller has the full legal right and capacity to execute, deliver and perform this Agreement and any documents contemplated hereby to which Seller is a party according to their respective terms. This Agreement and any documents contemplated hereby to which Seller is a party have been duly executed and delivered by Seller and constitute the legal, valid and binding agreement of Seller enforceable in accordance with their terms, except to the extent that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditor’s rights generally and (b) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
6.2. Ownership. Seller does not own, beneficially or of record, directly or indirectly, any capital stock or other ownership or proprietary interest (other than publicly traded securities) in any corporation, partnership, association, trust, joint venture, limited liability company, or other entity that is in competition, does business, or is a party to a Contract, with the Company.

6.3. Good Title Conveyed. Seller has complete and unrestricted power and the unqualified right to sell, transfer, assign, convey and deliver to the Buyer, and upon consummation of the transactions contemplated by this Agreement for the Initial Closing and the Closing, Buyer will acquire, good, valid and marketable title to, respectively, the Initial Shares and the Closing Shares owned beneficially and of record by Seller free and clear of all Liens, except for Permitted Liens.
6.4. No Violation. Subject to the receipt of the FCC Consent, the execution, delivery and performance by Seller of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both), and the consummation by Seller of the transactions contemplated hereby or thereby (a) do not require the consent of any third party; and (b) will not conflict in any material respect with, result in a material breach of, or constitute a material default under, any applicable Law of any person or Governmental Entity applicable to Seller or any material contract or agreement to which Seller is a party or by which Seller may be bound or affected. Seller is not a party to, nor is he bound by, and the Stock is not subject to, any agreement or commitment that prohibits the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby.
6.5. Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller are pending or, to knowledge of Seller or the Company, threatened, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.
6.6. No other Representations or Warranties by Seller. Buyer agrees that, except for the representations and warranties (including the schedules with respect thereto) made by Seller and set forth in Articles 5 and 6, neither Seller nor any representative of Seller has made and shall not be construed as having made to the Buyer or to any representative of Buyer, and neither Buyer nor any representative of Buyer has relied upon, any other representation or warranty of any kind.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby makes the following representations and warranties to Seller:
7.1. Organization and Authority.
     (a) Buyer is validly existing and in good standing under the Laws of the State of Washington and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in the State of Washington.
     (b) Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Buyer’s execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.
7.2. Qualification. Buyer is legally, financially and otherwise qualified to be the owner of the Stock under the Communications Act and the rules, regulations and policies of the FCC, including the applicable FCC multiple-ownership rules. Buyer is an “accredited investor” as defined in Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”). Buyer is acquiring the Stock for its own account and not with a view to any subsequent distribution thereof. Buyer acknowledges that (a) neither the Stock nor the sale of the Stock to Buyer under this Agreement have been registered under the Securities Act or any applicable state securities Laws; (b) that Seller is relying upon the representations of Buyer’s qualification under applicable exemptions from registration requirements under the Securities Act; (c) the Stock may not be resold or transferred unless a registration is made under the Securities Act or state Law or unless there is an applicable exemption from registration available; (d) and that any certificate(s) evidencing the Stock will bear legends setting forth such restrictions.
7.3. Absence of Conflicting Agreements or Required Consents. Except for the FCC Consent contemplated in this Agreement, the execution and delivery of this Agreement shall not: (a) violate, conflict with or result in any breach or default of any provision of the organizational documents of Buyer, (b) violate any applicable Law; or (c) either alone or with the giving of notice or the passage of time, violate the terms, conditions or provisions of, or constitute a default or breach under, any agreement, instrument, license or permit to which Buyer is now subject.
7.4. Litigation; Compliance with Law. There is no claim, action, suit, litigation, inquiry, judicial or administrative proceeding, or arbitration pending or, to the knowledge of Buyer, threatened against Buyer that would adversely affect Buyer’s ability to perform its obligations pursuant to this Agreement. Buyer has committed no violation of any applicable law, statute, regulation or ordinance or any other requirement of any Governmental Entity or court which would have an adverse effect on Buyer or its ability to perform its obligations pursuant to this Agreement.
7.5. Broker, Commission or Finder’s Fees. Neither Buyer nor any entity acting on behalf of Buyer has agreed to pay a broker’s commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto.
ARTICLE 8
COVENANTS OF SELLER
Seller covenants and agrees with Buyer that, pending the Closing, except as otherwise agreed to in writing by Buyer and except as otherwise specified in the LMA:
8.1. Conduct of Station prior to the Closing Date. Seller, from and after the date hereof through the Closing Date, shall cause the Company to:
     (a) Continue to use commercially reasonable efforts to maintain the Real Property Leases in full force and effect;

     (b) Operate in the usual and ordinary course of business in accordance with past practices and conduct the Station Business in all material respects in compliance with the terms of the Station Licenses, Permits and all applicable Laws, including the Communications Laws (and including compliance with all FCC deadlines relating to conversion to digital operations, timely pursuit of digital television (“DTV”) channel election and construction of full-power DTV facilities prior to the applicable Use-It-or-Lose-It Deadline);
     (c) use, repair, and, if necessary, replace any of Tangible Personal Property and keep books of account, records and files, in each case, in a reasonable manner consistent with historical practice, and maintain the Company’s assets, facilities and equipment, inventory of supplies, parts and other materials in substantially their current condition, ordinary wear and tear excepted;
     (d) maintain insurance or other arrangements in accordance with Section 5.6;
     (e) pay as and when the same shall become due and payable any amounts owed by the Company to its employees who have performed services up to the time of Closing, for wages or commissions;
8.2. Purchase-Related Covenants. Except as otherwise permitted pursuant to the terms and subject to the conditions of this Agreement, including Section 8.4, but subject in all events to Section 10.4, (i) during the period from and after the date hereof through the earlier of the Closing Date or the effective date of termination of this Agreement, and (ii) in the event of termination of this Agreement, during the period from the effective date of termination of this Agreement for so long as Buyer shall own any of the Stock (the “Post-Termination Period”), without the prior written consent of Buyer (not to be unreasonably conditioned, delayed, or withheld), each of Seller and the Company shall not, and Seller shall cause the Company to not:
     (a) (i) renew, amend, modify, extend or grant any special wavier under any Material Station Contract other than in the ordinary course of business consistent with past practices, or (ii) enter into any new Contract requiring in a single transaction or a series of related transactions, payments by or on behalf of the Company in excess of Five Thousand Dollars ($5,000) per year;
     (b) other than in the ordinary course of business consistent with past practices, hire any employee, increase the compensation of any employee or enter into, renew, amend or modify any Contract of employment;
     (c) establish any Seller Plan, or establish, adopt or enter into any collective bargaining agreement;
     (d) change any accounting principles used by the Company other than changes required by applicable Law;
     (e) make any capital expenditure or commitment or addition to property, plant or equipment, individually or in the aggregate, in excess of Five Thousand Dollars ($5,000);

     (f) agree or commit, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses; or
     (g) commit or suffer any of the acts described in the foregoing clauses.
This Section 8.2 shall survive the termination of this Agreement for any reason.
8.3. Investment-Related Covenants. Except as otherwise permitted pursuant to the terms and subject to the conditions of this Agreement, including Section 8.4, but in all events subject to Section 10.4, (i) during the period from and after the date hereof through the earlier of the Closing Date or the effective date of termination of this Agreement, and (ii) in the event of termination of this Agreement, during the Post-Termination Period, without the prior written consent of Buyer, each of Seller and the Company shall not, and Seller shall cause the Company to not:
     (a) encumber, mortgage, pledge, or subject to a Lien, claim, or encumbrance (other than Permitted Liens) any of the Company’s assets or sell, assign, convey or transfer any of the Company’s assets without replacing such asset with an asset of substantially the same value, utility and quality;
     (b) apply to the FCC for any FCC license, construction permit, authorization or any modification thereto that would restrict the Company’s present operations, or make any material change in the Company’s buildings, leasehold improvements, or fixtures that is not in the ordinary course of business;
     (c) make any assignment for the benefit of creditors or take any action in contemplation of, or which would constitute the basis for, the institution of insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary;
     (d) enter into, renew, amend or modify any trade or barter agreement that is not to be fully performed by the Closing Date;
     (e) take any actions that would result in the assets or the business of the Company being in violation of any Station License, Permit or any applicable Law, nor omit to take any commercially reasonable action that is necessary to prevent the assets or the Station Business from violating the terms of any Station License, Permit or any applicable Law;
     (f) dispose of, or permit to lapse, any rights with respect to the use of any Intellectual Property Rights;
     (g) create any Lien of any kind on any Real Property or other property or asset (whether tangible or intangible) of the Company, other than (A) Permitted Liens, and (B) Liens that will be released prior to the Closing;
     (h) make any material acquisition or material disposition (other than disposition of assets in the ordinary course of business consistent with past practice) of assets or securities, including by means of an asset sale, merger, consolidation or otherwise;

     (i) other than the LMA contemplated hereby, enter into any local marketing agreement, joint sales agreement, shared services agreement or other similar contract in respect of the programming or operations of the Station;
     (j) take, or fail to take, any other action which could reasonably be expected to result in a breach or inaccuracy in any of the representations or warranties of Seller contained in this Agreement;
     (k) (except as expressly provided in Section 5.1 of the LMA), enter into, renew, extend, amend or terminate any Real Property Lease or Material Station Contract, including any employment agreement constituting a Material Station Contract;
     (l) enter into any line of business other than the Station Business as conducted on the date hereof;
     (m) sell, transfer, convey or assign the Stock or any interest therein, issue or redeem any shares of capital stock or rights convertible into, or exchangeable or exercisable for capital stock (or enter into any agreement with respect thereto);
     (n) create, incur, assume or permit to exist any indebtedness for borrowed money except for indebtedness which is incurred or assumed in the ordinary course of business and which is discharged in full as of the Closing Date or the effective date of termination of this Agreement;
     (o) make any loan to any third person or guarantee (or otherwise become responsible for) the oblations or indebtedness of any other person;
     (p) declare, set aside or pay any dividends or make any other distributions on any shares of capital stock, or restate, amend or modify its certificate of incorporation or bylaws, except for dividends or distributions solely in respect of the payments made by Buyer pursuant to the LMA, and Buyer acknowledges that Seller shall be entitled to receive one hundred percent (100%) of any such dividends or distributions in respect of the payments made by Buyer under the LMA, notwithstanding Buyer’s ownership of twenty-five percent (25%) of the Stock;
     (q) agree or commit, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses; or
     (r) commit or suffer any of the acts described in the foregoing clauses.
This Section 8.3 shall survive the termination of this Agreement for any reason.
8.4. Certain Post-Termination Operations. Notwithstanding anything to the contrary set forth in Sections 8.2 or 8.3 hereof, in the event of termination of this Agreement pursuant to Section 16.1(b), during the Post-Termination Period the Company shall have the right, and Seller shall have the right to cause the Company, to:

     (a) purchase equipment, make related capital expenditures, and enter into programming agreements as may be reasonably necessary to operate the Station in the ordinary course in the absence of the LMA;
     (b) to incur indebtedness for borrowed money in an amount not to exceed Two Million Dollars ($2,000,000) in the aggregate in connection with funding the Station Business in the ordinary course and permit Liens to be place against the Company’s asset or the Closing Shares in connection with such indebtedness.
This Section 8.4 shall survive the termination of this Agreement for any reason.
8.5. Access. Seller shall give, or cause the Company to give, Buyer and Buyer’s employees, engineers, environmental consultants, and other authorized representatives reasonable access during normal business hours upon at least twenty-four (24) hours prior notice to Seller and in accordance with the Real Property Leases, to the Station’s facilities, including the studio and transmitter sites and the Tangible Personal Property in order that Buyer may have the opportunity to make such investigation as Buyer deems appropriate, including environmental assessments and the performance of surveys (at the sole cost and expense of Buyer). The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Station.
8.6. Employee Records. Seller will cause the Company to provide Buyer, as Buyer may reasonably request and only to the extent permitted by Law, with access to the Company’s records with respect to position, salary and accrued vacation and sick leave for any Station personnel.
8.7. Other Consents. Seller will use commercially reasonable efforts to obtain all consents, authorizations, or approvals, if any, required pursuant to the Material Station Contracts or otherwise required for Seller’s consummation of the transactions contemplated by this Agreement.
8.8. No Inconsistent Action. Seller shall take no action which is inconsistent with his obligations under this Agreement.
8.9. FCC Filings. Seller shall file, or cause the Company to file, on a current basis until the Closing Date all applications, reports and documents required to be filed with the FCC with respect to the Station. Copies of each such application, report and document filed between the date hereof and the Closing Date shall be furnished to Buyer within ten (10) business days after its filing.
8.10. Notification. Seller shall promptly notify Buyer in writing of (i) the initiation, or credible threat of initiation, of any litigation, arbitration or administrative proceeding against Seller or the Company which challenges the transactions contemplated by this Agreement, or (ii) the failure of Seller, or any employee or agent of Seller or the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or be satisfied by it hereunder.

8.11. Taxes. Seller shall pay or cause the Company to pay when due all property and all other taxes relating to the Station, the Company and the Company’s assets and employees of the Station and the Company required to be paid to city, county, state, federal and other governmental entities through the Closing Date; provided, however, Seller or the Company may appeal or contest any such tax. Seller shall, or shall cause the Company to, prepare, sign, and file with the appropriate taxing authorities all Tax Returns required to be filed by or on behalf of the Company for all periods ending on the Closing Date. Sellers shall, or shall cause the Company to, file such Tax Returns on a timely basis and shall timely pay, or cause to be timely paid, in full all Taxes shown to be due on such Tax Returns for all periods for which any Tax is due. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior tax years unless a different treatment of any item is required by an intervening change in Law.
8.12. Non-Solicitation. As long as this Agreement is in effect and except as otherwise provided in this Agreement, Seller shall not directly or indirectly solicit, entertain, negotiate with any person or entity (other than a party hereto) regarding the acceptance of any proposal to acquire the Company, the Station or any of the Company’s assets in whole or in part, including any of the Stock.
8.13. Financial Information. Seller shall furnish Buyer within thirty (30) days after the end of each month ending during the period terminating on the Closing Date, an unaudited balance sheet and statement of income and expense for such month and such other financial information prepared by Seller, as Buyer may reasonably request. This Section 7.12 shall survive termination of this Agreement for so long as Buyer holds any of the Stock.
8.14. DTV Build-Out. Seller shall complete the digital build-out of the Station as required by the FCC on or prior to the July 1, 2006 deadline with respect thereto. The new build-out DTV transmitter has not been installed by the Company as of the date of this Agreement, and is not, therefore, reflected in Schedule 5.8(i).
8.15. Modification of Certain Leases.
     (a) Seller covenants and agrees to use his, and to cause the Company to use its, and the Company covenants and agrees to use its, best efforts and to otherwise cooperate with Buyer to obtain an amendment to each Designated Lease (as hereinafter defined) providing the Company with a right to terminate, terminate in part, or otherwise modify each such Designated Lease following the Closing on terms and conditions reasonably satisfactory to Buyer.
     (b) The term “Designated Leases” shall refer to each of the following: (i) that certain Lease Agreement, dated May 12, 1999, by and between American Tower Systems, L.P., as Lessor, and the Company, as Lessee, for space on a multi-unit broadcasting tower and in the equipment building at the tower site, located on West Tiger Mountain, in or near Issaquah, Washington, as amended by that certain First Amendment to Lease Agreement, dated as of October 2002, by and between American Tower, L.P. (successor to American Tower Systems, L.P.) and African American Broadcasting of Bellevue, Inc., to add space for digital broadcasting equipment; and (ii) that certain Office Building Lease, dated for reference purposes March 31, 2004, by and between Kilroy Realty, L.P., as Landlord, and the Company, as Tenant, for space in the Kilroy Airport Center/Seatac South Tower with a street address of 1800 Pacific Highway

South, Seattle, Washington, 98188, as amended by that certain Amendment No. 1 to Lease, dated May 16, 2006, extending the term through May 31, 2011, and relocating the Premises to Suite 1103, as further amended by that certain Amendment No. 2 to Lease, dated May 1, 2006, to provide for additional equipment in and about the leased premises.
ARTICLE 9
COVENANTS OF BUYER
Buyer covenants and agrees with Seller that, pending the Closing, except as otherwise agreed to in writing by Seller and except as otherwise specified in the LMA:
9.1. Notification. Buyer shall promptly notify Seller in writing of (i) the initiation, or credible threat of initiation, of any litigation, arbitration or administrative proceeding against Buyer which challenges the transactions contemplated by this Agreement, or (ii) the failure of Buyer, or any employee or agent of Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or be satisfied by it hereunder.
9.2. No Inconsistent Action. Buyer shall not take any action which is inconsistent with its obligations under this Agreement.
ARTICLE 10
JOINT COVENANTS
Buyer and Seller covenant and agree that, pending the Closing, except as mutually otherwise agreed to in writing by the parties and except as otherwise specified in the LMA:
10.1. Confidentiality. Both of the parties hereto will hold in confidence, and will cause their respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold in confidence, all non-public information received from the other party hereto (collectively, “Confidential Information “); provided, however, that the term Confidential Information does not include any information that (a) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the party hereto which received such information (the “Recipient”)), (b) was available to the Recipient from a source other than the other parties hereto or (c) has been independently acquired or developed by the Recipient without violating any of its obligations under this Agreement. The obligation to keep Confidential Information confidential shall not apply to any information that is required to be disclosed pursuant to any court action or any proceeding before a Governmental Entity. In the event this Agreement is terminated for any reason, each party hereto, upon the request of the party hereto, shall promptly return to the requesting party all copies of Confidential Information in its possession and shall destroy all analysis, studies and documents prepared by it which contain any Confidential Information.
10.2. Cooperation. Buyer and Seller shall cooperate fully with one another in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement. This provision shall survive the Closing.

10.3. Public Announcements. Prior to the Closing, neither Buyer nor Seller shall issue any press release or make any public disclosure with respect to the transactions contemplated by this Agreement without the prior written approval of the other party, except (a) Buyer and Seller may make any disclosure as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations; and (b) Buyer and Seller may each continue such communications with employees, customers, suppliers, franchises, lenders, lessors, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated herein.
10.4. No Premature Assumption of Control. Nothing contained in this Agreement shall give Buyer any right to, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the programming, operations, or any other matter relating to the Station prior to the Closing Date, and the Company shall have complete control and supervision of the programming, operations, policies and all other matters relating to the Station up to the time of the Closing.
ARTICLE 11
CONDITIONS OF CLOSING BY BUYER
The obligations of Buyer hereunder are, at its option (other than with respect to the condition that the FCC Consent shall have been issued, which condition may not be waived), subject to satisfaction at or prior to the Closing Date of all of the following conditions:
11.1. Representations and Warranties. All representations and warranties of Seller made in this Agreement or in any exhibit, schedule or document delivered pursuant hereto (a) if qualified by materiality, shall be true and complete in all respects and (b) if not so qualified, shall be true and complete in all material respects, in all events as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement and except those given as of a specified date.
11.2. Compliance with Agreement. All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with or performed in all material respects;
11.3. Third Party Consents and Approvals. Seller shall have obtained the landlord’s or any other necessary third-party consent under the Real Property Leases to transfer of control of the Company to Buyer (if such consent is required under the terms of such Real Property Leases).
11.4. Governmental Consents.
     (a) Except as otherwise provided by Article 3, the FCC Consent shall have been obtained and shall be effective without any conditions that are materially adverse to Buyer, and no court or governmental order prohibiting Closing shall be in effect;
     (b) All other material authorizations, consents, approvals, and clearances of any Governmental Entity required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained;

     (c) No injunction, order, stipulation, settlement, writ, decree or judgment of any court, agency or other Governmental Entity shall have been rendered against Seller or Buyer which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms;
     (d) No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits the consummation of all or any part of the transactions contemplated by this Agreement, and no action or proceeding shall be pending or threatened by any Governmental Entity or other person seeking any such order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions.
11.5. Closing Deliveries. Seller shall have delivered or caused to be delivered to Buyer, on the Closing Date, the documents specified in Section 12.1 below.
11.6. Inspection of Certain Purchased Assets. Seller shall have permitted Buyer and its employees, agents and contractors to enter onto the Real Property no later than three (3) Business Days prior to the Closing Date for the purpose of walking through and inspecting the Real Property and the Tangible Personal Property, and the results of such walk-through and inspection (including the condition of such assets) shall be reasonably acceptable to Buyer, in accordance with the representations and warranties of Seller and the Company contained in this Agreement.
11.7. Lien Payoff Letters. Buyer shall have received from Seller or the Company, payoff letters, in a form and containing terms reasonably acceptable to Buyer, setting forth the amounts necessary for payment in full of the debts associated with the Closing Liens (such amount, in the aggregate, the “Payoff Amount”), and providing for release of such Closing Liens by the lienholders thereto upon payment of the applicable portion of the Payoff Amount (the “Payoff Letters”); provided, however, that in no event shall the Payoff Amount be greater than the Closing Amount (as defined in Section 13.2(a)).
11.8. Other Documents. Buyer shall have received such other documents, certificates or instruments as it may reasonably request, and all actions and proceedings hereunder and all documents and other papers required to be delivered by Seller hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Buyer as to their form and substance.
ARTICLE 12
CONDITIONS OF CLOSING BY SELLER
The obligations of Seller hereunder are, at its option (other than with respect to the condition that the FCC Consent shall have been issued, which condition may not be waived), subject to satisfaction at or prior to the Closing Date of all of the following conditions:
12.1. Representations, Warranties and Covenants. All representations and warranties of Buyer made in this Agreement or in any exhibit, schedule or document delivered pursuant hereto (a) if qualified by materiality, shall be true and complete in all respects and (b) if not so qualified, shall be true and complete in all material respects, in all events as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement and except those given as of a specified date;

12.2. Compliance with Agreement. All the terms, covenants, and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects;
12.3. Governmental Approval.
     (a) The FCC Consent shall have been obtained and shall be effective and no court or governmental order prohibiting Closing shall be in effect; and
     (b) All other material authorizations, consents, approvals, and clearances of any Governmental Entity required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained; and
     (c) No injunction, order, stipulation, settlement, decree, judgment, or writ of any court, agency or other Governmental Entity shall have been rendered against Buyer or Seller which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.
12.4. Closing Documents. Buyer shall have delivered or caused to be delivered to Seller, on the Closing Date, the documents specified in Section 12.2 below.
ARTICLE 13
DELIVERIES AT THE CLOSING
13.1. Items to be Delivered by Seller. At the Closing, Seller will deliver to Buyer the following, at the expense of Seller and in proper form for recording when appropriate:
     (a) The certificate(s) representing the Closing Shares accompanied by stock power(s) duly endorsed in blank, sufficient to convey and transfer to Buyer title to the Closing Shares;
     (b) A certificate, dated as of the Closing Date, executed by an authorized officer of Seller, certifying that the conditions set forth in Article 10 have been fulfilled;
     (c) The Company’s stock book and records, and a copy of the bylaws and articles of incorporation of the Company, certified by an officer of the Company as being true and correct, in effect on the Closing Date;
     (d) A list of the Company’s bank or deposit accounts and the names of all individuals having signature authority over such accounts;
     (e) Duly executed resignation and releases of each of the officer(s) and director(s) of the Company;
     (f) a certificate of the Secretary of the State of Washington as of a date no earlier than five (5) days prior to the Closing Date regarding the due incorporation and good standing of the Company;

     (g) Opinions of counsel issued by the Company’s corporate counsel, in substantially the form set forth in Exhibit A, and communications counsel, in substantially the form set forth in Exhibit B;
     (h) a certificate of the Secretary of the Company, dated as of the Closing Date, certifying a copy of the bylaws of the Company in effect as of such date;
     (i) a certificate, dated as of the Closing Date, executed by Seller, certifying that the conditions set forth in Section 3.1(a) have been fulfilled;
     (j) Such additional information and materials as Buyer shall reasonably request.
13.2. Items to be Delivered by Buyer. At the Closing, Buyer will deliver to Seller, at the expense of Buyer:
     (a) A wire transfer in immediately available funds of the amount specified in Section 2.2(b) (the “Closing Amount”), subject to any adjustments pursuant to the terms and subject to the conditions of this Agreement, provided, that Buyer shall wire (i) the Payoff Amount pursuant to the Payoff Letters and wire instructions provided in connection therewith, and (ii) to Seller an amount equal to the Closing Amount less the Payoff Amount;
     (b) Certified resolutions of the Board of Directors or similar body of Buyer approving the execution and delivery of this Agreement and each of the other documents delivered by Buyer pursuant hereto and authorizing the consummation of the transactions contemplated hereby and thereby;
     (c) A certificate, dated as of the Closing Date, executed by an authorized officer of Buyer, certifying that the conditions set forth in Article 11 have been fulfilled; and
     (d) Such additional information and materials as Seller shall reasonably request.
ARTICLE 14
TRANSFER TAXES: FEES AND EXPENSES
14.1. Expenses. Each party to this Agreement shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.
14.2. Transfer Taxes and Similar Charges. Any sales or transfer taxes incurred as a result of the closing of the transactions provided for in this Agreement shall be paid by Buyer.
14.3. FCC Filing Fee. The filing fee for the application seeking the FCC Consent shall be borne one half by Buyer and one half by Seller.

ARTICLE 15
SURVIVAL; INDEMNIFICATION
15.1. Survival. The representations and warranties in this Agreement shall survive Closing for a period of eighteen (18) months from the Closing Date whereupon they shall expire and be of no further force or effect, except for claims under this Article 14 that relate to Damages (as defined in Section 14.2) for which written notice is given by the indemnified party to the indemnifying party prior to the expiration of such 18-month period, which shall survive until resolved. The covenants of the parties hereto shall survive indefinitely, unless otherwise expressly provided herein that any particular covenant is to be performed by the applicable party during a specified period of time. If a claim for indemnification is timely made, it may continue to be asserted beyond the corresponding date of termination of the representation or warranty claimed to be breached.
15.2. Indemnification.
     (a) From and after the Closing, Seller shall defend, indemnify and hold Buyer harmless from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by Buyer arising out of or resulting from: (i) any breach of any representation or warranty of the Seller, or (ii) any breach or default by Seller of any covenant or agreement, under this Agreement or any certificates, schedules or other instrument or agreement or obligation of Seller contained in or made pursuant to this Agreement.
     (b) From and after the Closing, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or resulting from: (i) any breach of any representation or warranty of Buyer hereunder; or (ii) any breach or default by Buyer of any covenant or agreement under this Agreement.
     (c) Notwithstanding anything to the contrary contained herein, no party shall have any liability to the other under this Article 14 until, and only to the extent that, such party’s aggregate Damages exceed Ten Thousand Dollars ($10,000.00), and (ii) the maximum liability of a party for Damages shall be limited to One Million Two Hundred Fifty Thousand Dollars ($1,250,000).
15.3. Procedures. The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s right to indemnification and the indemnifying party’s obligation to indemnify as set forth in this Agreement, except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced. The written notice shall include information explaining the basis for such Claim in reasonable detail. The obligations and liabilities of the parties with respect to any Claim shall be subject to the following terms and conditions:

     (a) The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim; provided, however, that the indemnified party shall have the right to employ, at its sole cost and expense, counsel to represent it, provided further that if, in the opinion of the indemnified party, it is advisable for the indemnified party to be represented by separate counsel due to actual or potential conflicts of interest, then in that event, the fees and expenses of such separate counsel shall be paid by the indemnifying party.
     (b) Subject to paragraph (a) above, in the event that the indemnifying party shall elect not to undertake such defense or opposition, or, within twenty (20) days after written notice of any such Claim from the indemnified party, the indemnifying party shall fail to undertake to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof);
     (c) Anything herein to the contrary notwithstanding: (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim; and
     (d) All Claims that are not Disputed Claims shall be paid by the indemnifying party within thirty (30) days after receiving notice of the Claim. “Disputed Claims” shall mean claims for Damages by an indemnified party which the indemnifying party objects to in writing within thirty (30) days after receiving notice of the Claim. In the event there is a Disputed Claim with respect to any Damages, the indemnifying party shall be required to pay the indemnified party the amount of such Damages for which the indemnifying party has, pursuant to a final determination, been found liable within ten (10) days after there is a final determination with respect to such Disputed Claim. A final determination of a Disputed Claim shall be (i) a judgment of any court determining the validity of a Disputed Claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed; (ii) an award of any arbitration determining the validity of such Disputed Claim, if there is not pending any motion to set aside such award and if the time within which to move to set aside such award has elapsed; (iii) a written termination of the dispute with respect to such Claim signed by the parties thereto or their attorneys; (iv) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such Claim; or (v) such other evidence of final determination of a Disputed Claim as shall be acceptable to the parties. No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.
15.4. Exclusive Remedies. From and after the Closing, Buyer’s and Seller’s rights to indemnification under this Article 14 are with respect to any Claim shall be their sole and exclusive remedy for money damages under and with respect to this Agreement or the transactions contemplated hereby. Neither party shall be entitled to pursue, and hereby expressly waives, any and all rights that might otherwise be available at law or in equity, including under federal or state securities Laws, exclusive of rights to or with respect to equitable relief, including injunctive relief or rights to specific performance.
ARTICLE 16
TERMINATION
16.1. Termination. This Agreement may be terminated at any time prior to Closing as follows:
     (a) by mutual written consent of Seller and Buyer;
     (b) by written notice of Seller to Buyer, if Buyer (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by Buyer on the Closing Date; or (ii) otherwise (x) breaches in any respect any of Buyer’s representations or warranties that are qualified by materiality; (y) breaches in any material respect any of Buyer’s representation or warranties that are not qualified by materiality; or (z) defaults in any respect in the performance of any of Buyer’s covenants or agreements herein contained, and such breach or default is not cured within the Cure Period (defined below);
     (c) by written notice of Buyer to Seller, if Seller (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by Seller on the Closing Date; or (ii) otherwise (x) breaches in any respect any of Seller’s representations or warranties that are qualified by materiality; (y) breaches in any material respect any of Seller’s representation or warranties that are not qualified by materiality; or (z) defaults in any respect in the performance of any of Seller’s covenants or agreements herein contained, and such breach or default is not cured within the Cure Period (defined below);
     (d) by written notice of either party to the other if the FCC denies the FCC Application by Final Order;
     (e) by written notice of Buyer to Seller if the FCC Consent includes a condition that is materially adverse to Buyer;
     (f) by written notice of Buyer to Seller under the circumstances specified in Section 17.2(b) dealing with Risk of Loss; and
     (g) by written notice of either party to the other if the Closing shall not have been consummated on or before the date twelve (12) months after the date of this Agreement and the party seeking to terminate this Agreement is not then in breach of this Agreement.

16.2. Cure Period. The term “Cure Period” as used herein means a period commencing the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing for a period of thirty (30) days thereafter; provided, however, that if the breach or default cannot reasonably be cured within such period, but can be cured before the Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date.
16.3. Specific Performance. Seller agrees that the Stock is unique and cannot be readily obtained on the open market and that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, in the event that Buyer institutes any action specifically to enforce Seller’s performance under this Agreement, Seller agrees to waive the defense that Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy.
16.4. Post-Termination Drag-Along Rights of Seller.
     (a) In the event that this Agreement is terminated by Seller pursuant to the terms and subject to the conditions of Section 16.1(b) and:
          (i) In the event that Seller shall Transfer (as hereinafter defined) or agree to Transfer the Closing Shares to a third party (the “New Transferee”) during the period commencing on the effective date of termination of this Agreement pursuant to the terms and subject to the conditions of Section 16.1(b) and ending on the first anniversary thereof, Seller shall have the right to require Buyer to sell all of the Initial Shares to such New Transferee pursuant to the terms and subject to the conditions of this paragraph (i) and paragraph (b) below, provided that that aggregate purchase price paid to Buyer for the Initial Shares shall be an amount equal to Four Million Dollars ($4,000,000); or
          (ii) In the event that Seller shall Transfer (as hereinafter defined) or agree to Transfer the Closing Shares to a New Transferee at any time following the first anniversary of the effective date of termination of this Agreement pursuant to the terms and subject to the conditions of Section 16.1(b), Seller shall have the right to require Buyer to sell all of the Initial Shares to such New Transferee pursuant to the terms and subject to the conditions of this paragraph (i) and paragraph (b) below.
     (b) The right of Seller provided under Section 16.4(a) hereof shall be exercisable by Seller by delivering written notice of the exercise thereof (a “Drag-Along Notice”) to Buyer, which Drag-Along Notice shall set forth all material terms of the proposed Transfer. Pursuant to the terms and subject to the conditions of this Section 16.4, Buyer shall be obligated to sell to the New Transferee all of the Initial Shares for the same price per share as paid to Seller by such New Transferee, except as otherwise provided by Section 16.4(a)(i), and otherwise on the terms and conditions specified in the Drag-Along Notice, at a closing to be held on the date of the closing of the Transfer of the Closing Shares by Seller to the New Transferee.
     (c) For purposes hereof, the term “Transfer” means any direct or indirect sale, transfer, exchange, assignment, pledge, encumbrance of any kind, disposition, hypothecation, gift or any contract for any of the foregoing or any voting trust or other agreement or arrangement respecting voting rights or any beneficial interest in a share of Stock, but not including a pledge or encumbrance permitted under Section 8.4(b) above.
     (d) This Section 16.4 shall survive termination of this Agreement in accordance with its terms.
16.5. Effect of Termination; Survival. Sections 8.2, 8.3, 8.4, and 16.4, shall survive in accordance with their terms.
ARTICLE 17
MISCELLANEOUS PROVISIONS
17.1. Casualty Loss. In the event any non material loss or damage of the Company’s assets exists on the Closing Date, the parties shall consummate the Closing and after Closing the parties shall cooperate to repair or replace (as appropriate under the circumstances) the lost or damaged items at Seller’s reasonable expense.
17.2. Risk of Loss. The risk of loss or damage to the Company’s assets shall be upon Seller at all times prior to Closing. In the event of such loss or damage, Seller will promptly notify Buyer and may cause the Company to repair, replace or restore the assets to their former condition. If material damage has occurred that precludes the operation of either of the Station within the terms of its license and the Company’s Assets have not been repaired or restored prior to the Closing Date, Buyer may, at its option:
     (a) elect to consummate the Closing and accept the Company’s assets in their then-current condition, in which event Buyer shall be entitled to receive any proceeds of insurance received by Seller or the Company and attributable to damage to the Company’s assets, in which case Seller will have no further obligation to repair, replace or restore the damaged property; or
     (b) elect to postpone the Closing Date for a period of up to forty-five (45) days, with prior consent of the Commission if necessary, to permit Seller, at his option, to cause the Company to make such repairs, replacements, or restoration as are required to restore the assets to the equivalent of its former condition. If after the expiration of the extension period the assets have not been repaired, replaced or restored in a manner sufficient to permit the Station to resume operation within the terms of its license, Buyer may terminate this Agreement. If the parties disagree whether the assets have been adequately repaired, replaced or restored, the matter will be referred to a mutually acceptable qualified consulting communications engineer, who shall be a member of the Association of Federal Communications Consulting Engineers, whose decision will be final, and whose fees and expenses will be split equally by the parties.
17.3. Further Assurances. After the Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to exchange assets and assume obligations as contemplated by this Agreement.
17.4. Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto, provided, however, that Buyer may assign this Agreement upon prior written notice to (but without having first received consent of) Seller if such assignment is to an entity controlled by Buyer’s owners at the time this Agreement is signed and such assignment does not cause delay in processing the FCC Application or delay the FCC Consent (apart from incidental delay in connection with the filing of an amendment to the FCC Application relating to such assignment). Notwithstanding the foregoing, no assignment of this Agreement shall relieve any party of its obligations hereunder. With respect to any permitted assignment, the parties shall take all such actions as are reasonably necessary to effectuate such assignment, including but not limited to cooperating in any appropriate filings with the FCC or other governmental authorities. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto.
17.5. Amendments. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.
17.6. Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.
17.7. Governing Law and Venue. The construction and performance of this Agreement shall be governed by the Laws of the State of Washington without giving effect to the choice of law provisions thereof.
17.8. Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be deemed to have been received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery, and shall be addressed as follows (or to such other address as any party may request by written notice):
     (a) If to Seller:
Mr. Christopher J. Racine
875 Waimanu Street, Suite 110
Honolulu, HI 96813
With a copy (that shall not constitute notice) to:
Harry F. Cole, Esq.
Fletcher, Heald & Hildreth PLC
1300 North 17th Street, 11th Floor
Arlington, VA 22209
     (b) If to Buyer

Fisher Communications, Inc.
100 Fourth Ave. N., Suite 510
Seattle, WA 98109
Attention: Chief Executive Officer
With a copy (that shall not constitute notice) to:
Eric D. Greenberg, Esq.
Covington & Burling
1201 Pennsylvania Ave., N.W.
Washington, DC 20004-2401
17.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures on this Agreement transmitted by facsimile or electronic transmission shall be deemed to be original signatures for all purposes of this Agreement.
17.10. No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
17.11. Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable Law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.
17.12. Entire Agreement. This Agreement, including its Schedules and Exhibits, together with the LMA, embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all other prior agreements, arrangements and understandings relating to the matters provided for herein.
17.13. Interpretation. In this Agreement, the singular includes the plural and the plural the singular; the word “it” shall include all pronouns connoting other genders, as the context requires; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” references to Sections or Exhibits are to those of this Agreement unless otherwise indicated; references to laws and regulations, unless otherwise specified, shall be deemed to include all corresponding provisions of subsequent or superseding laws and regulations affecting the same; references to agreements and other contractual instruments, unless otherwise specified, shall be deemed to include all subsequent amendments and other modifications to such instruments in accordance with the terms thereof; “or” and “any” are not exclusive and use of the word “or” shall be deemed to mean “and/or” and shall be deemed to refer to the words both preceding and following the word “or” or either of such words; and “days” refers to calendar days unless otherwise indicated.
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[Signature page of Seller and the Company to Stock Purchase Agreement.]
     IN WITNESS WHEREOF, each of the parties has caused this Stock Purchase Agreement to be duly executed and delivered as of the date first above written.

By:	/s/ Christopher J. Racine
Christopher J. Racine, Individually

AFRICAN-AMERICAN BROADCASTING OF BELLEVUE, INC.
By:	/s/ Christopher J. Racine
Christopher J. Racine, President

FISHER BROADCASTING COMPANY

By:	/s/ Colleen B. Brown

Name:	Colleen B. Brown
Title:	President & CEO